UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

(Name of Registrant as Specified in its Charter)
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CONSTELLATION BRANDS, INC.

207 High Point Drive, Building 100
Victor, New York 14564

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 2023

On July 10, 2023, WildStar Partners LLC (“WildStar”) delivered to Constellation Brands, Inc. (the “Company”) an irrevocable waiver (the “Waiver”) of WildStar’s rights under Section 5.8(A)(viii) of that certain Reclassification Agreement, dated as of June 30, 2022, by and among the Company, Richard Sands, Robert Sands, other members of the Sands family, and certain of their related entities. As a result of the Waiver, WildStar immediately waived its right to have one individual designated by WildStar as a nominee to the Company’s Board of Directors (the “Board”) serve as a non-voting member of any committee of the Board. In furtherance of the Waiver, effective as of July 10, 2023, Robert Sands resigned from his role as a non-voting member of all Board committees on which he was serving in such capacity, consisting of the Corporate Governance, Nominating, and Responsibility Committee of the Board and the Human Resources Committee of the Board. Robert Sands will continue in his capacity as a Board member for the Company. The Waiver was delivered as part of the Company’s continuing governance enhancements in connection with the completion of the previously announced reclassification.